AMENDMENT NO. 36 TO MANAGEMENT AGREEMENT

This Amendment No. 36 to the Management Agreement dated December 8, 2000 as amended on February 12, 2001, October 1, 2001, May 1, 2002, January 1, 2003, May 1, 2003, December 1, 2003, January 1, 2004, April 30, 2004, January 1, 2005, April 30, 2005, July 1, 2005, September 30, 2005, November 1, 2005, December 1, 2005, December 19, 2005, January 1, 2006, May 1, 2006, October 1, 2006, November 1, 2006, January 1, 2007, April 30, 2007, October 31, 2007, November 1, 2007, February 1, 2008, April 28, 2008, August 8, 2008, September 2, 2008, May 1, 2009, April 30, 2010 and April 18, 2011 (the “Agreement”), by and between Met Investors Series Trust (the “Trust”) and Met Investors Advisory Corp. (a predecessor to MetLife Advisers, LLC) (the “Adviser”), is entered into effective the 1st day of May, 2011.

WHEREAS the Agreement provides for the Adviser to provide certain services to the Trust for which the Adviser is to receive agreed upon fees; and

WHEREAS the Adviser and the Trust desire to make certain changes to the Agreement.

NOW, THEREFORE, the Adviser and the Trust hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to add the following additional Portfolios:

Portfolio	Percentage of average daily net assets
AllianceBernstein Global Dynamic Allocation Portfolio	0.700% of the first $250 million of such assets plus 0.650% of such assets over $250 million up to $500 million plus 0.625% of such assets over $500 million up to $1 billion plus 0.600% of such assets over $1 billion

BlackRock Global Tactical Strategies Portfolio	0.800% of the first $100 million of such assets, plus 0.750% of such assets over $100 million up to $300 million, plus 0.700% of such assets over $300 million up to $600 million, plus 0.675% of such assets over $600 million up to $1 billion, plus 0.650% of such assets over $1 billion

Portfolio	Percentage of average daily net assets
Met/Franklin Low Duration Total Return Portfolio	0.52% of the first $100 million of such assets plus 0.51% of such assets over $100 million up to $250 million plus 0.50% of such assets over $250 million up to $500 million plus 0.49% of such assets over $500 up to $1 billion plus 0.47% of such assets over $1 billion up to $1.5 billion plus 0.45% of such assets over $1.5 billion

Pyramis® Government Income Portfolio	0.52% of the first $100 million of such assets plus 0.44% of such assets over $100 million up to $500 million plus 0.40% of such assets over $500 million

2. Schedule A of the Agreement hereby is amended to revise the compensation payable with regard to the following Portfolio:

Portfolio	Percentage of average daily net assets
T. Rowe Price Large Cap Value Portfolio (formerly known as Lord Abbett Growth and Income Portfolio)

0.750% of the first $50 million of such assets plus 0.700% of such assets over $50 million up to $100 million; provided that if such assets are over $100 million up to $200 million, then 0.650% of the first $200 million of such assets; provided that if such assets are over $200 million up to $500 million, then 0.620% of the first $500 million of such assets; provided that if such assets are over $500 million up to $1 billion, then 0.595% of the first $500 million of such assets plus 0.570% of such assets over $500 million up to $1 billion; provided that if such assets are over $1 billion, then 0.570% of all such assets.

If the assets of the Portfolio cross a threshold in reverse (i.e., decline below a threshold), then the absolute dollar fee payable by the Portfolio to the Adviser shall never be more than the minimum fee payable at the immediately higher threshold. When the Portfolio’s assets cross a threshold in reverse, the fee payable to the Adviser shall be calculated as follows:

When the Portfolio’s net assets decline below $100 million, the fee payable to the Adviser shall be the lower of (1) the fee on the Portfolio’s daily net assets calculated at 0.750% of the first $50 million of such assets plus 0.700% of such assets over $50 million up to $100 million and (2) the fee on $100 million calculated at a flat rate of 0.650%.

When the Portfolio’s net assets decline below $200 million but are over $100 million, the fee payable to the Adviser shall be the lower of (1) the fee on the Portfolio’s daily net assets calculated at a flat rate of 0.650% and (2) the fee on $200 million calculated at a flat rate of 0.620%.

When the Portfolio’s net assets decline below $500 million but are over $200 million, the fee payable to the Adviser shall be the lower of (1) the fee on the Portfolio’s daily net assets calculated at a flat rate of 0.620% and (2) the fee on $500 million calculated at a flat rate of 0.595%.

When the Portfolio’s net assets decline below $1 billion but are over $500 million, the fee payable to the Adviser shall be the lower of (1) the fee on the Portfolio’s daily net assets calculated at 0.595% of the first $500 million of such assets plus 0.570% of such assets over $500 million up to $1 billion and (2) the fee on $1 billion calculated at a flat rate of 0.570%.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of May 2011.

MET INVESTORS SERIES TRUST		METLIFE ADVISERS, LLC

By:	/s/ Jeffrey A. Tupper	By:	/s/ Jeffrey A. Tupper
Name:	Jeffrey A. Tupper	Name:	Jeffrey A. Tupper
Title:	Treasurer	Title:	Vice President

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